EXHIBIT 5.1

direct dial: 248.723.0347	Timothy E. Kraepel	email: TKraepel@howardandhoward.com
April 10, 2008
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, MI 48034-6112
Attention: Robert S. Cubbin
Greetings:
     We have acted as counsel to Meadowbrook Insurance Group, Inc. in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, registering shares of Meadowbrook Insurance Group, Inc. Common Stock issuable upon merger pursuant to the Agreement and Plan of Merger, dated as of February 20, 2008, among Meadowbrook Insurance Group, Inc., MBKPC Corp. and ProCentury Corporation (the “Merger Agreement”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for the purpose of this opinion.
     It is our opinion that Meadowbrook Insurance Group, Inc. Common Stock, has been duly authorized, and, when issued as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Joint Proxy Statement-Prospectus forming a part of the Registration Statement.
     This opinion is rendered pursuant to Item 21 of Form S-4 and Item 601 of Regulation S-K.

Very truly yours, HOWARD & HOWARD ATTORNEYS, P.C.
/s/Timothy E. Kraepel

Timothy E. Kraepel